Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Laura Wehby (Investors) (513) 534-7407 Debra DeCourcy, APR (Media) (513) 534-4153	FOR IMMEDIATE RELEASE January 17, 2013

FIFTH THIRD ANNOUNCES 2012 EARNINGS PER SHARE OF $1.66, UP 41 PERCENT FROM 2011

Fourth quarter earnings per share $0.43, up 30 percent from fourth quarter 2011

•

4Q12 net income available to common shareholders of $390 million, or $0.43 per diluted share, vs. $354 million, or $0.38 per diluted share, in 3Q12 and $305 million, or $0.33 per diluted share, in 4Q11. 4Q12 results included:

•	$157 million pre-tax gain (~$102 million after-tax, or $0.11 per share) on the sale of Vantiv shares

•	$134 million pre-tax expense for debt extinguishment (~$87 million after-tax, or $0.09 per share) associated with the termination of FHLB debt

•	$19 million pre-tax negative adjustment (~$12 million after-tax, or $0.01 per share) on the valuation of the warrant Fifth Third holds in Vantiv

•	$15 million pre-tax charge ($10 million after-tax, or $0.01 per share) related to valuation of Visa total return swap

•

$29 million (~$19 million after-tax, or $0.02 per share) in charges related to an increase in the mortgage representation and warranty reserve due to new Freddie Mac guidance for potential 2004-06 repurchase claims

•	4Q12 return on assets (ROA) of 1.33%; return on average common equity of 11.5%; return on average tangible common equity** of 14.1%

•	Pre-provision net revenue (PPNR)** of $616 million in 4Q12

•	Net interest income (FTE) of $903 million, down $4 million from 3Q12; net interest margin 3.49%; end of period loans up $2.7 billion, or 3 percent, sequentially

•	Noninterest income of $880 million included $157 million gain on Vantiv shares and $37 million charges noted above

•

Noninterest expense of $1.2 billion included $134 million of debt extinguishment costs associated with the termination of FHLB debt as well as $26 million in additional expenses resulting from an increase in mortgage representation and warranty reserve

•	4Q12 effective tax rate of 26.8% compared with 27.7% in 3Q12

•	Credit trends remain favorable

•

4Q12 net charge-offs of $147 million (0.70% of loans and leases) vs. 3Q12 NCOs of $156 million and 4Q11 NCOs of $239 million; lowest NCO level since 3Q07; 4Q12 provision expense of $76 million compared with 3Q12 provision of $65 million and 4Q11 provision of $55 million

•

Loan loss allowance declined $71 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 2.16%, 144% of nonperforming assets, 180% of nonperforming loans and leases, and 3.2 times 4Q12 annualized net charge-offs

•

Total nonperforming assets (NPAs) of $1.3 billion including loans held-for-sale (HFS) declined $174 million, or 12%, sequentially; NPAs excluding loans HFS of $1.3 billion declined $160 million, or 11%, lowest since 4Q07; NPA ratio of 1.49% down 24 bps from 3Q12, NPL ratio of 1.19% down 19 bps from 3Q12

•	Total delinquencies (includes loans 30-89 days past due and over 90 days past due) down 4% sequentially, lowest levels since 2Q04

•	Strong capital ratios*

•	Tier 1 common ratio 9.51%**, down 16 bps sequentially (Basel III pro forma estimate of ~8.8%)

•	Tier 1 capital ratio 10.65%, Total capital ratio 14.42%, Leverage ratio 10.05%

•	Tangible common equity ratio** of 8.83% excluding unrealized gains/losses; 9.10% including them

•

Repurchased ~14 million common shares through share repurchase transactions expected to settle in 1Q13 (these transaction are expected to further reduce average share count in 1Q13 versus 4Q12 by ~5 million shares)

•	Book value per share of $15.10; tangible book value per share** of $12.33 up 2% from 3Q12 and 10% from 4Q11

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of the three draft Federal Register notices proposing enhancements to regulatory capital requirements published in June 2012. The actual impact to the Bancorp’s Tier I common equity ratio may change significantly due to revisions to the agencies’ final rules. See pp. 15-16 for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 34.

Fifth Third Bancorp (Nasdaq: FITB) today reported full year 2012 net income of $1.6 billion, up 22 percent from net income of $1.3 billion in 2011. After preferred dividends, 2012 net income available to common shareholders was $1.5 billion, or $1.66 per diluted share, up 41 percent compared with 2011 net income available to common shareholders of $1.1 billion, or $1.18 per diluted share.

Fourth quarter 2012 net income was $399 million, an increase of 10 percent from net income of $363 million in the third quarter of 2012 and 27 percent from net income of $314 million in the fourth quarter of 2011. After preferred dividends, net income available to common shareholders was $390 million, or $0.43 per diluted share, in the fourth quarter of 2012, compared with $354 million, or $0.38 per diluted share, in the third quarter of 2012, and $305 million, or $0.33 per diluted share, in the fourth quarter of 2011. Earnings per diluted share increased 13 percent from the third quarter of 2012 and 30 percent from the fourth quarter of 2011.

Fourth quarter 2012 noninterest income included a $157 million gain on the sale of Vantiv shares; a $19 million negative valuation adjustment on the Vantiv warrant; and a $15 million charge related to the valuation of the Visa total return swap. Net gains on investment securities were $2 million. Fourth quarter noninterest expense included $134 million of debt extinguishment costs associated with the termination of Federal Home Loan Bank (FHLB) debt and $13 million in charges to increase litigation reserves. Results also included an additional $29 million of charges to increase the mortgage representation and warranty reserve due to new Freddie Mac guidance for potential 2004-2006 repurchase claims. Fourth quarter 2012 taxes were reduced by approximately $10 million due to the termination of certain leases.

Third quarter 2012 noninterest income included a $16 million negative valuation adjustment on the Vantiv warrant; $13 million in gains recognized on the sale of certain Fifth Third funds; and a $1 million reduction related to the valuation of the Visa total return swap. Net gains on investment securities were $2 million. Third quarter noninterest expense included $26 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust V and Fifth Third Capital Trust VI trust preferred securities (TruPS), a $5 million benefit from the sale of affordable housing investments, $5 million in charges to increase litigation reserves, and $2 million of expenses associated with the sale of certain Fifth Third funds. Results also included an additional $24 million of charges associated with the increase of the mortgage representation and warranty reserve. Fourth quarter 2011 results included a $54 million pre-tax charge to noninterest income related to the valuation of the Visa total return swap and $10 million in charges to increase litigation reserves, primarily reserves associated with bankcard association membership. Fourth quarter 2011 results also included $10 million in positive valuation adjustments on Vantiv puts and warrants and investment securities gains of $5 million.

Earnings Highlights

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$399	$363	$385	$430	$314	10%	27%
Net income available to common shareholders	$390	$354	$376	$421	$305	10%	28%

Common Share Data
Earnings per share, basic	0.44	0.39	0.41	0.46	0.33	13%	33%
Earnings per share, diluted	0.43	0.38	0.40	0.45	0.33	13%	30%
Cash dividends per common share	0.10	0.10	0.08	0.08	0.08	—	25%

Financial Ratios
Return on average assets	1.33%	1.23%	1.32%	1.49%	1.08%	8%	23%
Return on average common equity	11.5	10.4	11.4	13.1	9.5	11%	21%
Return on average tangible common equity	14.1	12.8	14.1	16.2	11.9	10%	19%
Tier I capital	10.65	10.85	12.31	12.20	11.91	(2%)	(11%)
Tier I common equity	9.51	9.67	9.77	9.64	9.35	(2%)	2%
Net interest margin (a)	3.49	3.56	3.56	3.61	3.67	(2%)	(5%)
Efficiency (a)	65.2	63.7	59.4	58.3	67.5	2%	(3%)
Common shares outstanding (in thousands)	882,152	897,467	918,913	920,056	919,804	(2%)	(4%)
Average common shares outstanding (in thousands):
Basic	884,676	904,475	913,541	915,226	914,997	(2%)	(3%)
Diluted	925,585	944,821	954,622	957,416	956,349	(2%)	(3%)

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts rather than the rounded dollar amounts.

“Strong fourth quarter earnings of $399 million were highlighted by quality loan production, fee income growth, and credit improvement,” said Kevin Kabat, CEO of Fifth Third Bancorp. “Every caption in fee income was up for the quarter, including mortgage banking revenue up 29 percent and corporate banking revenue up 13 percent sequentially. Net interest income was consistent with third quarter results and stronger than expected.

“These quarterly results capped a solidly profitable year in which Fifth Third generated the second highest level of net income in our Company’s history and pre-provision net revenue of $2.5 billion. Loans increased nearly $5 billion on an end of period basis. We produced double-digit growth in commercial and industrial loans and residential mortgage loan originations due to higher demand and low interest rates. Average core deposits increased 5 percent with a continued favorable mix shift to lower cost deposits.

“Credit trends continued to be favorable, with full year net charge-offs down 40 percent from 2011 and nonperforming assets declining 29 percent, both the lowest levels reported since 2007. At year end, total delinquencies were at their lowest level since the second quarter of 2004. The improvement in credit trends resulted in a $400 million reduction in loan loss reserves during the year, although reserve levels and coverage ratios remain strong at 2.16 percent of loans and 180 percent of nonperforming portfolio loans.

“Pursuant to our capital plan, we increased the return of capital to shareholders in 2012, with our recent increase of the quarterly common stock dividend to $0.10 per share and common stock repurchases of approximately $650 million during the year, including $175 million related to Vantiv gains. Despite these actions, our strong common equity capital ratios increased for the year. Our capital plan included the potential repurchase of an additional $125 million in the first quarter of 2013. Given our capacity for internal capital generation, we would expect to continue to return capital to shareholders in a responsible manner, absent unforeseen developments.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$903	$907	$899	$903	$920	—	(2%)
Provision for loan and lease losses	76	65	71	91	55	17%	38%
Total noninterest income	880	671	678	769	550	31%	60%
Total noninterest expense	1,163	1,006	937	973	993	16%	17%

Income before income taxes (taxable equivalent)	544	507	569	608	422	7%	29%

Taxable equivalent adjustment	4	4	4	5	4	—	—
Applicable income taxes	144	139	180	173	104	4%	38%

Net income	396	364	385	430	314	9%	26%
Less: Net income attributable to noncontrolling interest	(3)	1	—	—	—	NM	NM

Net income attributable to Bancorp	399	363	385	430	314	10%	27%
Dividends on preferred stock	9	9	9	9	9	—	—

Net income available to common shareholders	390	354	376	421	305	10%	28%

Earnings per share, diluted	$0.43	$0.38	$0.40	$0.45	$0.33	13%	30%

Net Interest Income

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,020	$1,027	$1,031	$1,045	$1,061	(1%)	(4%)
Total interest expense	117	120	132	142	141	(3%)	(17%)

Net interest income (taxable equivalent)	$903	$907	$899	$903	$920	—	(2%)

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.94%	4.03%	4.08%	4.18%	4.23%	(2%)	(7%)
Yield on interest-bearing liabilities	0.65%	0.67%	0.73%	0.79%	0.79%	(3%)	(18%)

Net interest rate spread (taxable equivalent)	3.29%	3.36%	3.35%	3.39%	3.44%	(2%)	(4%)

Net interest margin (taxable equivalent)	3.49%	3.56%	3.56%	3.61%	3.67%	(2%)	(5%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$86,180	$84,829	$84,508	$83,757	$82,278	2%	5%
Total securities and other short-term investments	16,765	16,588	17,168	16,735	17,243	1%	(3%)
Total interest-earning assets	102,945	101,417	101,676	100,492	99,521	2%	3%
Total interest-bearing liabilities	71,420	72,026	73,162	72,219	71,467	(1%)	—
Bancorp shareholders' equity	13,855	13,887	13,628	13,366	13,147	—	5%

Net interest income of $903 million on a fully taxable equivalent basis decreased $4 million from the third quarter. The decline in net interest income was driven by the effect of approximately $10 million in non-recurring benefits recorded in the third quarter. Otherwise, net interest income benefited from a decline in interest expense driven by higher demand deposit balances and continued runoff in consumer CD balances; a $2 million reduction in long-term debt expense due to the FHLB debt termination in December; and a $5 million reduction in long-term debt expense due to the full quarter impact of the TruPS redemption in the third quarter. The benefit of net loan growth on interest income was offset by a decline in interest income attributable to loan repricing, primarily in the C&I, auto, and residential mortgage portfolios, as well as lower reinvestment rates on the securities portfolio.

The net interest margin was 3.49 percent, a decrease of 7 bps from 3.56 percent in the previous quarter. The decline in net interest margin was driven by the 4 bps benefit in the third quarter from non-recurring items described above as well as lower loan and securities yields. The margin otherwise benefited by 2 bps from the full quarter impact of the TruPS redemption in the third quarter and 1 bp from the FHLB debt termination in December.

Compared with the fourth quarter of 2011, net interest income decreased $17 million and the net interest margin decreased 18 bps, driven by lower asset yields partially offset by higher average loan balances, run-off in higher-priced CDs and mix shift to lower cost deposit products.

Securities

Average securities and other short-term investments were $16.8 billion in the fourth quarter of 2012 compared with $16.6 billion in the previous quarter and $17.2 billion in the fourth quarter of 2011. The sequential increase in average balances was related to the pre-investment in the third quarter of anticipated fourth quarter cash flows. The year-over-year decline was due to the timing of reinvestment in portfolio cash flows during 2011 as well as lower cash balances held at the Federal Reserve.

Loans

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$34,301	$33,111	$32,734	$31,371	$29,891	4%	15%
Commercial mortgage	9,193	9,567	9,810	10,007	10,262	(4%)	(10%)
Commercial construction	686	742	873	992	1,132	(8%)	(39%)
Commercial leases	3,509	3,481	3,469	3,543	3,351	1%	5%

Subtotal—commercial loans and leases	47,689	46,901	46,886	45,913	44,636	2%	7%

Consumer:
Residential mortgage loans	11,846	11,578	11,274	10,828	10,464	2%	13%
Home equity	10,129	10,312	10,430	10,606	10,810	(2%)	(6%)
Automobile loans	11,944	11,812	11,755	11,882	11,696	1%	2%
Credit card	2,029	1,971	1,915	1,926	1,906	3%	6%
Other consumer loans and leases	306	314	326	345	402	(3%)	(24%)

Subtotal—consumer loans and leases	36,254	35,987	35,700	35,587	35,278	1%	3%

Total average loans and leases (excluding held for sale)	$83,943	$82,888	$82,586	$81,500	$79,914	1%	5%
Average loans held for sale	2,237	1,941	1,920	2,257	2,364	15%	(5%)

Average loan and lease balances (excluding loans held-for-sale) increased $1.1 billion, or 1 percent, sequentially and increased $4.0 billion, or 5 percent, from the fourth quarter of 2011. Period end loan and lease balances (excluding loans held-for-sale) increased $2.7 billion, or 3 percent, sequentially and $4.8 billion, or 6 percent, from a year ago.

Average commercial portfolio loan and lease balances were up $788 million, or 2 percent, sequentially and increased $3.1 billion, or 7 percent, from the fourth quarter of 2011. Average C&I loans increased 4 percent sequentially and 15 percent compared with the fourth quarter of 2011. Average commercial mortgage and commercial construction loan balances combined declined 4 percent sequentially and 13 percent from the same period the previous year. Commercial line usage, on an end of period basis, was 31 percent of committed lines in the fourth quarter of 2012 compared with 32 percent in the third quarter of 2012 and 32 percent in the fourth quarter of 2011.

Average consumer portfolio loan and lease balances increased $267 million, or 1 percent, sequentially and $976 million, or 3 percent, from the fourth quarter of 2011. Average residential mortgage loans increased 2 percent sequentially, reflecting strong originations due to continued refinancing activity associated with historically low interest rates as well as the continued retention of certain shorter term residential mortgage loans. Compared with the fourth quarter of 2011, average residential mortgage loans increased 13 percent and reflected the retention of these shorter term residential mortgage loans. Home equity loan balances declined 2 percent sequentially and 6 percent year-over-year due to lower demand and production. Average auto loans increased 1 percent sequentially and increased 2 percent year-over-year.

Average loans held-for-sale balance fluctuations were primarily driven by changes in residential mortgage held-for-sale balances. Average loans held-for-sale balances of $2.2 billion increased $296 million sequentially and decreased $127 million compared with the fourth quarter of 2011, and period end loans held-for-sale of $2.9 billion increased $1.1 billion from the previous quarter and decreased $15 million from the fourth quarter of 2011.

Deposits

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$29,223	$27,127	$26,351	$26,063	$26,069	8%	12%
Interest checking	23,556	22,967	23,548	22,308	19,263	3%	22%
Savings	20,216	21,283	22,143	21,944	21,715	(5%)	(7%)
Money market	6,026	4,776	4,258	4,543	5,255	26%	15%
Foreign office (a)	1,174	1,345	1,321	2,277	3,325	(13%)	(65%)

Subtotal—Transaction deposits	80,195	77,498	77,621	77,135	75,627	3%	6%
Other time	4,094	4,224	4,359	4,551	4,960	(3%)	(17%)

Subtotal—Core deposits	84,289	81,722	81,980	81,686	80,587	3%	5%
Certificates—$100,000 and over	3,084	3,016	3,130	3,178	3,085	2%	—
Other	32	32	23	19	16	(2%)	94%

Total deposits	$87,405	$84,770	$85,133	$84,883	$83,688	3%	4%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $2.6 billion, or 3 percent, sequentially and increased $3.7 billion, or 5 percent, from the fourth quarter of 2011. Average transaction deposits,

which are included in core deposits, increased $2.7 billion, or 3 percent, from the third quarter of 2012 primarily driven by higher demand deposits, money market, and interest checking balances, partially offset by lower savings balances. Year-over-year transaction deposits increased $4.6 billion, or 6 percent, driven by higher interest checking, demand deposits, and money market balances, partially offset by lower foreign office and savings balances. Other time deposits, primarily CDs, decreased 3 percent sequentially and 17 percent compared with the fourth quarter of 2011.

Commercial average transaction deposits increased 5 percent sequentially and 8 percent from the previous year. Sequential performance reflected higher demand deposits and money market balances. Year-over-year growth was primarily driven by higher inflows to interest checking and demand deposit account balances, partially offset by lower foreign office balances. Average public funds balances were $5.0 billion compared with $5.1 billion in the third quarter of 2012 and $5.6 billion in the fourth quarter of 2011.

Consumer average transaction deposits increased 2 percent sequentially and increased 4 percent from the fourth quarter of 2011. The sequential increase reflected higher money market, demand deposits, and interest checking balances, which were partially offset by lower savings balances. Year-over-year growth was primarily driven by increased interest checking and demand deposit balances partially offset by lower savings balances. Consumer CDs included in core deposits declined 3 percent sequentially, driven by customer reluctance to purchase CDs given the current low rate environment, and declined 17 percent year-over-year driven by maturities of higher-rate CDs.

Noninterest Income

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$134	$128	$130	$129	$136	5%	(1%)
Corporate banking revenue	114	101	102	97	82	13%	38%
Mortgage banking net revenue	258	200	183	204	156	29%	65%
Investment advisory revenue	93	92	93	96	90	1%	3%
Card and processing revenue	66	65	64	59	60	2%	10%
Other noninterest income	215	78	103	175	24	NM	NM
Securities gains, net	2	2	3	9	5	—	(60%)
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	(2)	5	—	—	(3)	NM	NM

Total noninterest income	$880	$671	$678	$769	$550	31%	60%

NM: Not Meaningful

Noninterest income of $880 million increased $209 million sequentially, or 31 percent, and increased $330 million, or 60 percent, compared with prior year results. The sequential and year-over-year increases were both driven by a $157 million gain from the sale of Vantiv shares and higher mortgage banking and corporate banking revenue.

Fourth quarter 2012 noninterest income results included a $19 million negative valuation adjustment on the Vantiv warrant, compared with a $16 million negative valuation adjustment in the third quarter of 2012 and a $10 million positive valuation adjustment on the Vantiv warrant and put instruments in the fourth quarter of 2011. Current quarter’s results also included a $15 million charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $1 million in the third quarter of 2012 and $54 million in the fourth quarter of 2011. Third quarter 2012 results also included $13 million in gains recognized on the sale of certain Fifth Third funds. Excluding these items, the gain from the sale of Vantiv shares, and investment securities gains in all periods, noninterest income of $755 million increased $82 million, or 12 percent, from the previous quarter and increased $166 million, or 28 percent, from the fourth quarter of 2011.

Service charges on deposits of $134 million increased 5 percent from the third quarter and decreased 1 percent compared with the same quarter last year. Retail service charges grew 10 percent sequentially largely due to a seasonal increase in consumer overdrafts as well as the initial benefit of the transition to our new and simplified deposit product offerings. Compared with the fourth quarter of 2011, retail service charges decreased 11 percent primarily due to changes in our overdraft policies during 2012. Commercial service charges increased 2 percent sequentially and 6 percent from a year ago primarily as a result of higher treasury management fees.

Corporate banking revenue of $114 million increased 13 percent from the third quarter of 2012 driven by higher syndication fees, business lending fees, and derivative fees, which benefited from higher activity in anticipation of changes to tax rules. Corporate banking revenue increased 38 percent from the same period last year driven by increased syndication fees and business lending fees as a result our investments in our capital markets and treasury management capabilities, which are creating more lead opportunities and increased production.

Mortgage banking net revenue was $258 million in the fourth quarter of 2012, a 29 percent increase from the third quarter of 2012 and a 65 percent increase from the fourth quarter of 2011. Fourth quarter 2012 originations were $7.0 billion, compared with $5.8 billion in the previous quarter and $7.1 billion in the fourth quarter of 2011. Fourth quarter 2012 originations resulted in gains of $239 million on mortgages sold, reflecting higher mortgage sales revenue partially offset by lower gain on sale margins. This compares with gains of $226 million during the previous quarter and $152 million during the fourth quarter of 2011. Mortgage servicing fees this quarter were $64 million, compared with $62 million in the previous quarter and $58 million in the fourth quarter of 2011. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $45 million in the fourth quarter of 2012 (reflecting MSR amortization of $52 million and MSR valuation adjustments of positive $7 million);

negative $88 million in the third quarter of 2012 (MSR amortization of $48 million and MSR valuation adjustments of negative $40 million); and negative $54 million in the fourth quarter of 2011 (MSR amortization of $47 million and MSR valuation adjustments of negative $7 million). The mortgage servicing asset, net of the valuation reserve, was $697 million at quarter end on a servicing portfolio of $62 billion.

Net losses on securities held as non-qualifying hedges for the MSR portfolio were $2 million in the fourth quarter of 2012, compared with net gains of $5 million in the third quarter of 2012 and net losses of $3 million in the fourth quarter of 2011.

Investment advisory revenue of $93 million increased 1 percent sequentially and increased 3 percent year–over-year, reflecting higher private client services and institutional trust fees, which benefited from improvement in equity and bond market values, partially offset by lower mutual fund fees largely due to the sale of certain Fifth Third funds in the third quarter of 2012.

Card and processing revenue was $66 million in the fourth quarter of 2012, an increase of 2 percent sequentially and 10 percent from the fourth quarter of 2011, reflecting higher transaction volumes, higher levels of consumer spending, and new products.

Other noninterest income totaled $215 million in the fourth quarter of 2012, compared with $78 million in the previous quarter and $24 million in the fourth quarter of 2011. The growth sequentially and from the fourth quarter of 2011 was primarily driven by the $157 million gain on the sale of Vantiv shares. Other noninterest income includes effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For quarters ending December 31, 2012, September 30, 2012, and December 31, 2011, the impact of warrant and put option valuation adjustments were negative $19 million, negative $16 million, and positive $10 million, respectively, and reductions in income related to the Visa total return swap were $15 million, $1 million, and $54 million, respectively. Third quarter 2012 results also included $13 million in gains recognized on the sale of certain Fifth Third funds. Excluding the items detailed above, other noninterest income of $92 million increased approximately $10 million from the previous quarter and increased approximately $24 million from the fourth quarter of 2011.

Net credit-related costs recognized in other noninterest income were $13 million in the fourth quarter of 2012 versus $14 million last quarter and $33 million in the fourth quarter of 2011. Fourth quarter 2012 results included $4 million of net gains on sales of commercial loans held-for-sale and $3 million of fair value charges on commercial loans held-for-sale, as well as $10 million of losses on other real estate owned (OREO). Third quarter 2012 results included $2 million of net gains on sales of commercial loans held-for-sale and $3 million of fair value charges on commercial loans held-for-sale, as well as $11 million of losses on OREO. Fourth quarter 2011 results included $9 million of net gains on sales of commercial loans held-for-sale, $18 million of fair value charges on commercial loans held-for-sale, and $22 million of losses on OREO.

Net gains on investment securities were $2 million in the fourth quarter of 2012, compared with investment securities gains of $2 million in the previous quarter and $5 million in the fourth quarter of 2011.

Noninterest Expense

	For the Three Months Ended					% Change
	December	September	June	March	December
	2012	2012	2012	2012	2011	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$416	$399	$393	$399	$393	4%	6%
Employee benefits	96	79	84	112	84	22%	15%
Net occupancy expense	76	76	74	77	79	—	(3%)
Technology and communications	52	49	48	47	48	6%	10%
Equipment expense	27	28	27	27	27	(2%)	(1%)
Card and processing expense	31	30	30	30	28	5%	10%
Other noninterest expense	465	345	281	281	334	35%	39%

Total noninterest expense	$1,163	$1,006	$937	$973	$993	16%	17%

Noninterest expense of $1.2 billion increased 16 percent from the third quarter of 2012 and increased 17 percent from the fourth quarter of 2011. Fourth quarter 2012 expenses included $134 million of debt extinguishment costs associated with the termination of $1 billion of FHLB debt; $26 million of additional expenses associated with the increase in the representation and warranty reserve; and $13 million in charges to increase litigation reserves. Third quarter 2012 expenses included $26 million of debt extinguishment costs associated with the redemption of Capital Trust V and Capital Trust VI TruPS; $22 million of additional expenses associated with the increase in the mortgage representation and warranty reserve; $5 million in charges to increase litigation reserves; a $5 million benefit from the sale of affordable housing investments; and $2 million of costs associated with the sale of certain Fifth Third funds. Fourth quarter 2011 expenses included $10 million in charges to increase litigation reserves, primarily related to bankcard association membership. Excluding these items, noninterest expense of $990 million increased $34 million, or 4 percent, compared with the third quarter of 2012 and increased $7 million, or 1 percent, compared with the fourth quarter of 2011. The increase in both periods was largely due to higher compensation-related expenses, primarily performance incentives, driven by strong mortgage originations and commercial and corporate banking results. In addition, the sequential comparison was affected by $6 million of annual pension settlement expense in the fourth quarter.

Credit costs related to problem assets recorded as noninterest expense totaled $68 million in the fourth quarter of 2012, compared with $59 million in the third quarter of 2012 and $44 million in the fourth quarter of 2011. Fourth quarter credit-related expenses included provisioning for mortgage repurchases of $44 million, compared with $36 million in the third quarter and $18 million a year ago. (Realized mortgage repurchase losses were $15 million in the fourth quarter of 2012, compared with $15 million last quarter and $17 million in the fourth quarter of 2011.) The increase in mortgage representation and warranty expense was primarily due to an increase in the reserve as a result of additional information obtained from Freddie Mac regarding changes to their selection criteria for future mortgage repurchases and file requests, which now includes 2004 through 2006 vintages. As such, we were able to better estimate the losses that are probable on loans sold to Freddie Mac with representation and warranty provisions. (Freddie Mac loans represent approximately 56 percent of Fifth Third’s mortgage servicing portfolio.) Provision for unfunded commitments was an expense of $3 million in the current quarter, compared with a benefit of $2 million last quarter and a benefit of $6 million a year ago. Derivative valuation adjustments related to customer credit risk were positive $2 million, $2 million, and $5 million for this quarter, last quarter and the year ago quarter, respectively. OREO expense was $5 million this quarter, compared with $6 million last quarter and $8 million a year ago. Other problem asset-related expenses were $19 million in the fourth quarter, compared with $21 million the previous quarter and $28 million in the same period last year.

Credit Quality

	For the Three Months Ended
	December	September	June	March	December
	2012	2012	2012	2012	2011
Total net losses charged off ($ in millions)
Commercial and industrial loans	($36)	($29)	($46)	($54)	($62)
Commercial mortgage loans	(17)	(28)	(25)	(30)	(47)
Commercial construction loans	(4)	(4)	—	(18)	(4)
Commercial leases	1	(1)	(7)	—	—
Residential mortgage loans	(23)	(26)	(36)	(37)	(36)
Home equity	(34)	(37)	(39)	(46)	(50)
Automobile loans	(9)	(7)	(7)	(9)	(13)
Credit card	(19)	(18)	(18)	(20)	(21)
Other consumer loans and leases	(6)	(6)	(3)	(6)	(6)

Total net losses charged off	(147)	(156)	(181)	(220)	(239)

Total losses	(177)	(188)	(219)	(253)	(280)
Total recoveries	30	32	38	33	41

Total net losses charged off	($147)	($156)	($181)	($220)	($239)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.70%	0.75%	0.88%	1.08%	1.19%
Commercial	0.46%	0.53%	0.67%	0.89%	1.00%
Consumer	1.01%	1.04%	1.15%	1.34%	1.43%

Net charge-offs were $147 million in the fourth quarter of 2012, or 70 bps of average loans on an annualized basis, the lowest level since the third quarter of 2007. Net charge-offs declined 6 percent compared with third quarter 2012 net charge-offs of $156 million, and declined 38 percent versus fourth quarter 2011 net charge-offs of $239 million.

Commercial net charge-offs were $56 million, or 46 bps, down $6 million compared with $62 million, or 53 bps, in the third quarter driven by declines in commercial mortgage net charge-offs. Commercial net charge-offs were at the lowest level since the third quarter of 2007. Commercial mortgage net charge-offs were $17 million, down $11 million from $28 million in the previous quarter. C&I net charge-offs totaled $36 million, compared with net losses of $29 million in the previous quarter. Commercial construction net charge-offs were $4 million in the fourth quarter, or flat compared with the prior quarter. The homebuilder / developer portfolio now totals $318 million, down from a peak of $3.3 billion in the second quarter of 2008. We recorded no material net charge-offs on these loans in the fourth quarter of 2012. This lending was suspended in 2007 and originations remain extremely limited.

Consumer net charge-offs were $91 million, or 101 bps, down $3 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $23 million, down $3 million from the previous quarter. Home equity net charge-offs were $34 million, down $3 million from the third quarter. Net charge-offs on brokered home equity loans represented 35 percent of fourth quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.3 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $9 million increased $2 million compared with the prior quarter. Net charge-offs on consumer credit card loans were $19 million, up $1 million from third quarter. Net charge-offs in other consumer loans were $6 million, or flat compared with the previous quarter.

	For the Three Months Ended
	December	September	June	March	December
	2012	2012	2012	2012	2011
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,925	$2,016	$2,126	$2,255	$2,439
Total net losses charged off	(147)	(156)	(181)	(220)	(239)
Provision for loan and lease losses	76	65	71	91	55

Allowance for loan and lease losses, ending	1,854	1,925	2,016	2,126	2,255
Reserve for unfunded commitments, beginning	176	178	179	181	187
Provision for unfunded commitments	3	(2)	(1)	(2)	(6)

Reserve for unfunded commitments, ending	179	176	178	179	181
Components of allowance for credit losses:
Allowance for loan and lease losses	1,854	1,925	2,016	2,126	2,255
Reserve for unfunded commitments	179	176	178	179	181

Total allowance for credit losses	$2,033	$2,101	$2,194	$2,305	$2,436
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.16%	2.32%	2.45%	2.59%	2.78%
As a percent of nonperforming loans and leases (a)	180%	167%	150%	157%	157%
As a percent of nonperforming assets (a)	144%	133%	125%	127%	124%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $76 million in the fourth quarter of 2012, up $11 million from the third quarter of 2012 and up $21 million from the fourth quarter of 2011. The allowance for loan and lease losses declined $71 million sequentially reflecting continued improvement in credit trends. This allowance represented 2.16 percent of total loans and leases outstanding as of quarter end, compared with 2.32 percent last quarter, and represented 180 percent of nonperforming loans and leases, 144 percent of nonperforming assets, and 317 percent of fourth quarter annualized net charge-offs.

	As of
	December	September	June	March	December
	2012	2012	2012	2012	2011
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$234	$309	$377	$358	$408
Commercial mortgage loans	215	263	357	347	358
Commercial construction loans	70	76	99	118	123
Commercial leases	1	5	3	8	9
Residential mortgage loans	114	126	135	135	134
Home equity	30	29	30	26	25
Automobile loans	—	—	1	1	—
Other consumer loans and leases	1	—	—	1	1

Total nonaccrual loans and leases	$665	$808	$1,002	$994	$1,058
Restructured loans and leases—commercial (nonaccrual)	177	153	147	157	160
Restructured loans and leases—consumer (nonaccrual)	187	192	193	201	220

Total nonperforming loans and leases	$1,029	$1,153	$1,342	$1,352	$1,438
Repossessed personal property	8	10	9	8	14
Other real estate owned (a)	249	283	268	313	364

Total nonperforming assets (b)	$1,286	$1,446	$1,619	$1,673	$1,816
Nonaccrual loans held for sale	25	38	55	110	131
Restructured loans—commercial (nonaccrual) held for sale	4	5	5	7	7

Total nonperforming assets including loans held for sale	$1,315	$1,489	$1,679	$1,790	$1,954

Restructured Consumer loans and leases (accrual)	$1,655	$1,641	$1,634	$1,624	$1,612
Restructured Commercial loans and leases (accrual)	$431	$442	$455	$481	$390

Total loans and leases 90 days past due	$195	$201	$203	$216	$200
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.19%	1.38%	1.62%	1.64%	1.76%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.49%	1.73%	1.96%	2.03%	2.23%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $1.3 billion, a decline of $174 million, or 12 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.3 billion or 1.49 percent of total loans, leases and OREO, and decreased $160 million, or 11 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.0 billion or 1.19 percent of total loans, leases and OREO, and decreased $124 million, or 11 percent, from the previous quarter.

Commercial portfolio NPAs were $883 million, or 1.78 percent of commercial loans, leases and OREO, and decreased $134 million, or 13 percent, from the third quarter. Commercial portfolio NPLs were $697 million, or 1.41 percent of commercial loans and leases, and decreased $109 million from last quarter driven by declines in C&I and commercial mortgage NPLs. C&I portfolio NPAs of $352 million decreased $55 million from the previous quarter. Commercial mortgage portfolio NPAs were $434 million, down $55 million from the prior quarter. Commercial construction portfolio NPAs were $88 million, a decline of $23 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 46 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $88 million declined $16 million from the third quarter, of which $26 million were commercial construction assets, $51 million were commercial mortgage assets and $11 million were C&I assets. Commercial portfolio NPAs included $177 million of nonaccrual troubled debt restructurings (TDRs), compared with $153 million last quarter.

Consumer portfolio NPAs of $403 million, or 1.10 percent of consumer loans, leases and OREO, decreased $26 million from the third quarter. Consumer portfolio NPLs were $332 million, or 0.91 percent of consumer loans and leases and decreased $15 million from last quarter. Of consumer NPAs, $352 million were in residential real estate portfolios. Residential mortgage NPAs were $290 million, $28 million lower than last quarter, with Florida representing 47 percent of residential mortgage NPAs and 14 percent of total residential mortgage loans. Home equity NPAs of $62 million were flat compared with last quarter. Credit card NPAs were also flat compared to the previous quarter at $39 million. Consumer nonaccrual TDRs were $187 million in the fourth quarter of 2012, compared with $192 million in the third quarter 2012.

Fourth quarter OREO balances included in portfolio NPA balances described above were $249 million, down $34 million from the third quarter, and included $186 million in commercial OREO and $63 million in consumer OREO. Repossessed personal property of $8 million consisted largely of autos.

Loans still accruing over 90 days past due were $195 million, down $6 million, or 3 percent, from the third quarter of 2012. Commercial balances 90 days past due of $24 million were up $1 million sequentially. Consumer balances 90 days past due of $171 million were down $7 million from the previous quarter. Loans 30-89 days past due of $330 million decreased $15 million, or 4 percent, from the previous quarter. Commercial balances 30-89 days past due of $17 million were down $7 million sequentially driven by increased payoffs, paydowns, and renewals and consumer balances 30-89 days past due of $313 million decreased $8 million from the third quarter, reflecting declines in mortgage.

Commercial nonaccrual loans held-for-sale were $29 million, compared with $43 million at the end of the third quarter. During the quarter, $11 million of nonaccrual held-for-sale loans were sold; no nonaccrual commercial loans from the portfolio were transferred to loans held-for-sale, and $1 million of loans from loans held-for-sale were transferred to OREO. Negative valuation adjustments of $3 million were recorded on held-for-sale loans and net gains of $4 million were recorded on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	December	September	June	March	December
	2012	2012	2012	2012	2011
Capital Position
Average shareholders’ equity to average assets	11.65%	11.82%	11.58%	11.49%	11.41%
Tangible equity (a)	9.17%	9.45%	9.50%	9.37%	9.03%
Tangible common equity (excluding unrealized gains/losses) (a)	8.83%	9.10%	9.15%	9.02%	8.68%
Tangible common equity (including unrealized gains/losses) (a)	9.10%	9.45%	9.49%	9.37%	9.04%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.57%	9.74%	9.84%	9.71%	9.41%
Regulatory capital ratios: (c)
Tier I capital	10.65%	10.85%	12.31%	12.20%	11.91%
Total risk-based capital	14.42%	14.76%	16.24%	16.07%	16.09%
Tier I leverage	10.05%	10.09%	11.39%	11.31%	11.10%
Tier I common equity (a)	9.51%	9.67%	9.77%	9.64%	9.35%
Book value per share	15.10	14.84	14.56	14.30	13.92
Tangible book value per share (a)	12.33	12.12	11.89	11.64	11.25

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp's capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp's total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong, reflecting growth in retained earnings and included the impact of share repurchase activity during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio* decreased 16 bps to 9.51 percent. The tangible common equity to tangible assets ratio* was 8.83 percent (excluding unrealized gains/losses) and 9.10 percent (including unrealized gains/losses). The Tier 1 capital ratio decreased 20 bps to 10.65 percent. The Total capital ratio decreased 34 bps to 14.42 percent and the Leverage ratio decreased 4 bps to 10.05 percent. The Tier 1 common capital ratio was reduced during the quarter by approximately 20 bps due to the repurchase of $225 million in common shares.

Book value per share at December 31, 2012 was $15.10 and tangible book value per share* was $12.33, compared with September 30, 2012 book value per share of $14.84 and tangible book value per share of $12.12.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on November 6, 2012, whereby Fifth Third would purchase approximately $125 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 7.7 million shares on the initial transaction date, which had a 4 million impact on average share count. Fifth Third expects the settlement of the forward contract to occur on or before February 7, 2013.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

In addition, Fifth Third entered into another share repurchase agreement with a counterparty on December 14, 2012, whereby Fifth Third would purchase approximately $100 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 6.3 million shares on the initial transaction date, which had a 1 million impact on average share count. Fifth Third expects the settlement of the forward contract to occur on or before March 14, 2013. Our annual capital plan included a remaining $125 million in additional potential repurchases through March 31, 2013.

U.S. banking regulators recently proposed new capital rules for U.S. banks as well as changes to risk-weightings for assets, which implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third would be subject to the proposed “standardized approach” for risk-weightings of assets and would be subject to the Market Risk Rule for trading assets and liabilities. These proposals were presented for public comment, which regulators are currently studying. We continue to evaluate these proposals and their potential impact. Our current estimate of the pro-forma fully phased in Tier I common equity ratio at December 31, 2012 under the proposed capital rules is approximately 8.8%** compared with 9.5%* as calculated under the existing Basel I capital framework. The primary drivers of the change from the existing Basel I capital framework to the Basel III proposal are an increase in Tier I common equity of approximately 40 bps (primarily from the inclusion of AOCI) which would be more than offset by the impact of increases in risk-weighted assets (primarily from 1-4 family senior and junior lien residential mortgages and commitments with an original maturity of one year or less). The pro forma Tier I common equity ratio exceeds the proposed minimum Tier I common equity ratio of 7% comprised of a minimum of 4.5% plus a capital conservation buffer of 2.5%. The pro forma Tier I common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset the impact of any final capital rules. As noted, the proposed rules remain subject to public comment, interpretation, and change.

Under the Dodd-Frank Act financial reform legislation, TruPS were to be phased out of Tier 1 capital over three years beginning in 2013. The new regulations proposed by U.S. banking regulators also propose to cease Tier 1 capital treatment for outstanding TruPS, with a similar phasing period. Fifth Third’s Tier 1 and Total capital levels at December 31, 2012 included $810 million of TruPS, or 0.8 percent of risk weighted assets. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period they would be expected to continue to be included in Total capital, subject to final rule-making for U.S. capital standards. We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of legislation, changes in U.S. bank capital regulations that reflect international capital rules developments, regulatory expectations, and our goals for capital levels and capital composition as appropriate given any changes in rules.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.
**	The pro forma Tier I common equity ratio is management’s estimate based upon its current interpretation of the three draft Federal Register notices proposing enhancements to regulatory capital requirements published in June 2012. The actual impact to the Bancorp’s Tier I common equity ratio may change significantly due to further clarification of the agencies proposals or revisions to the agencies final rules, which remain subject to public comment.

Fifth Third is one of 31 large U.S. Bank Holding Companies (BHCs) subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 9, 2012. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. Fifth Third submitted its 2013 capital plan on January 7, 2013, as required. The plan included those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is the second quarter of 2013 through the first quarter of 2014. Our plan for the covered period included the possibility that we would increase our common dividend, consistent with the FRB’s 30 percent payout ratio guidance and conduct common share repurchases at levels consistent with the pace of recent activity, which would be expected to maintain common equity capital levels in the current range. Any such actions would be based on the FRB’s non-objection, environmental conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time. The Federal Reserve has indicated to the BHCs that it will issue its response on or before March 31, 2013.

Tax Rate

The effective tax rate was 26.8 percent this quarter compared with 27.7 percent in the third quarter, due to a benefit of approximately $10 million related to the termination of certain leases.

Other

Fifth Third Bank owns 70.2 million units representing a 33 percent interest in Vantiv Holding, LLC. Based upon Vantiv’s closing price of $20.42 on December 31, 2012, our interest in Vantiv was valued at approximately $1.4 billion. Next month in our 10-K, we will update our disclosure of the carrying value of our interest in Vantiv stock which was approximately $651 million as of September 30, 2012. The difference between the market value and our book value is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $177 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, January 31 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 79425141#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2012, the Company had $122 billion in assets and operated 15 affiliates with 1,325 full-service Banking Centers, including 106 Bank Mart® locations open seven days a week inside select grocery stores and 2,415 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 33% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2012, had $308 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for December 31, 2012

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2012	September 2012	December 2011	Seq	Yr/Yr	December 2012	December 2011	Yr/Yr
Income Statement Data
Net interest income (a)	$903	$907	$920	—	(2%)	$3,613	$3,575	1%
Noninterest income	880	671	550	31%	60%	2,999	2,455	22%
Total revenue (a)	1,783	1,578	1,470	13%	21%	6,612	6,030	10%
Provision for loan and lease losses	76	65	55	17%	38%	303	423	(28%)
Noninterest expense	1,163	1,006	993	16%	17%	4,081	3,758	9%
Net income attributable to Bancorp	399	363	314	10%	27%	1,576	1,297	22%
Net income available to common shareholders	390	354	305	10%	28%	1,541	1,094	41%

Common Share Data
Earnings per share, basic	$0.44	$0.39	$0.33	13%	33%	$1.69	$1.20	41%
Earnings per share, diluted	0.43	0.38	0.33	13%	30%	1.66	1.18	41%
Cash dividends per common share	0.10	0.10	0.08	—	25%	0.36	0.28	29%
Book value per share	15.10	14.84	13.92	2%	8%	15.10	13.92	8%
Market price per share	15.20	15.51	12.72	(2%)	19%	15.20	12.72	19%
Common shares outstanding (in thousands)	882,152	897,467	919,804	(2%)	(4%)	882,152	919,804	(4%)
Average common shares outstanding (in thousands):
Basic	884,676	904,475	914,997	(2%)	(3%)	904,425	906,461	—
Diluted	925,585	944,821	956,349	(2%)	(3%)	945,554	949,545	—
Market capitalization	$13,409	$13,920	$11,700	(4%)	15%	$13,409	$11,700	15%

Financial Ratios
Return on assets	1.33%	1.23%	1.08%	8%	23%	1.34%	1.15%	17%
Return on average common equity	11.5%	10.4%	9.5%	11%	21%	11.6%	9.0%	29%
Return on average tangible common equity (b)	14.1%	12.8%	11.9%	10%	19%	14.3%	11.4%	25%
Noninterest income as a percent of total revenue	49%	43%	37%	14%	32%	45%	41%	10%
Average equity as a percent of average assets	11.65%	11.82%	11.41%	(1%)	2%	11.65%	11.41%	2%
Tangible common equity (c) (d)	8.83%	9.10%	8.68%	(3%)	2%	8.83%	8.68%	2%
Net interest margin (a)	3.49%	3.56%	3.67%	(2%)	(5%)	3.55%	3.66%	(3%)
Efficiency (a)	65.2%	63.7%	67.5%	2%	(3%)	61.7%	62.3%	(1%)
Effective tax rate	26.8%	27.7%	24.9%	(3%)	8%	28.8%	29.1%	(1%)

Credit Quality
Net losses charged off	$147	$156	$239	(6%)	(38%)	$704	$1,172	(40%)
Net losses charged off as a percent of average loans and leases	0.70%	0.75%	1.19%	(7%)	(41%)	0.85%	1.49%	(43%)
Allowance for loan and lease losses as a percent of loans and leases	2.16%	2.32%	2.78%	(7%)	(22%)	2.16%	2.78%	(22%)
Allowance for credit losses as a percent of loans and leases	2.37%	2.53%	3.01%	(6%)	(21%)	2.37%	3.01%	(21%)
Nonperforming assets as a percent of loans, lease sand other assets, including other real estate owned (e)	1.49%	1.73%	2.23%	(14%)	(34%)	1.49%	2.23%	(34%)

Average Balances
Loans and leases, including held for sale	$86,180	$84,829	$82,278	2%	5%	$84,822	$80,214	6%
Total securities and other short-term investments	16,765	16,588	17,243	1%	(3%)	16,814	17,468	(4%)
Total assets	118,943	117,521	115,268	1%	3%	117,614	112,666	4%
Transaction deposits (f)	80,195	77,498	75,627	3%	6%	78,116	72,392	8%
Core deposits (g)	84,289	81,722	80,587	3%	5%	82,422	78,652	5%
Wholesale funding (h)	16,354	17,431	16,939	(6%)	(4%)	16,978	16,939	—
Bancorp shareholders’ equity	13,855	13,887	13,147	—	5%	13,701	12,885	6%

Regulatory Capital Ratios (i)
Tier I capital	10.65%	10.85%	11.91%	(2%)	(11%)	10.65%	11.91%	(11%)
Total risk-based capital	14.42%	14.76%	16.09%	(2%)	(10%)	14.42%	16.09%	(10%)
Tier I leverage	10.05%	10.09%	11.10%	—	(9%)	10.05%	11.10%	(9%)
Tier I common equity (d)	9.51%	9.67%	9.35%	(2%)	2%	9.51%	9.35%	2%

Operations
Banking centers	1,325	1,320	1,316	—	1%	1,325	1,316	1%
ATMs	2,415	2,404	2,425	—	—	2,415	2,425	—
Full-time equivalent employees	20,798	20,789	21,334	—	(3%)	20,798	21,334	(3%)

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Income Statement Data
Net interest income (a)	$903	$907	$899	$903	$920
Noninterest income	880	671	678	769	550
Total revenue (a)	1,783	1,578	1,577	1,672	1,470
Provision for loan and lease losses	76	65	71	91	55
Noninterest expense	1,163	1,006	937	973	993
Net income attributable to Bancorp	399	363	385	430	314
Net income available to common shareholders	390	354	376	421	305

Common Share Data
Earnings per share, basic	$0.44	$0.39	$0.41	$0.46	$0.33
Earnings per share, diluted	0.43	0.38	0.40	0.45	0.33
Cash dividends per common share	0.10	0.10	0.08	0.08	0.08
Book value per share	15.10	14.84	14.56	14.30	13.92
Market price per share	15.20	15.51	13.40	14.04	12.72
Common shares outstanding (in thousands)	882,152	897,467	918,913	920,056	919,804
Average common shares outstanding (in thousands):
Basic	884,676	904,475	913,541	915,226	914,997
Diluted	925,585	944,821	954,622	957,416	956,349
Market capitalization	$13,409	$13,920	$12,313	$12,918	$11,700

Financial Ratios
Return on assets	1.33%	1.23%	1.32%	1.49%	1.08%
Return on average common equity	11.5%	10.4%	11.4%	13.1%	9.5%
Return on average tangible common equity (b)	14.1%	12.8%	14.1%	16.2%	11.9%
Noninterest income as a percent of total revenue	49%	43%	43%	46%	37%
Average equity as a percent of average assets	11.65%	11.82%	11.58%	11.49%	11.41%
Tangible common equity (c) (d)	8.83%	9.10%	9.15%	9.02%	8.68%
Net interest margin (a)	3.49%	3.56%	3.56%	3.61%	3.67%
Efficiency (a)	65.2%	63.7%	59.4%	58.3%	67.5%
Effective tax rate	26.8%	27.7%	31.8%	28.6%	24.9%

Credit Quality
Net losses charged off	$147	$156	$181	$220	$239
Net losses charged off as a percent of average loans and leases	0.70%	0.75%	0.88%	1.08%	1.19%
Allowance for loan and lease losses as a percent of loans and leases	2.16%	2.32%	2.45%	2.59%	2.78%
Allowance for credit losses as a percent of loans and leases	2.37%	2.53%	2.66%	2.81%	3.01%
Nonperforming assets as a percent of loans, lease sand other assets, including other real estate owned (e)	1.49%	1.73%	1.96%	2.03%	2.23%

Average Balances
Loans and leases, including held for sale	$86,180	$84,829	$84,508	$83,757	$82,278
Total securities and other short-term investments	16,765	16,588	17,168	16,735	17,243
Total assets	118,943	117,521	117,654	116,325	115,268
Transaction deposits (f)	80,195	77,498	77,621	77,135	75,627
Core deposits (g)	84,289	81,722	81,980	81,686	80,587
Wholesale funding (h)	16,354	17,431	17,533	16,596	16,939
Bancorp shareholders’ equity	13,855	13,887	13,628	13,366	13,147

Regulatory Capital Ratios (i)
Tier I capital	10.65%	10.85%	12.31%	12.20%	11.91%
Total risk-based capital	14.42%	14.76%	16.24%	16.07%	16.09%
Tier I leverage	10.05%	10.09%	11.39%	11.31%	11.10%
Tier I common equity (d)	9.51%	9.67%	9.77%	9.64%	9.35%

Operations
Banking centers	1,325	1,320	1,322	1,315	1,316
ATMs	2,415	2,404	2,409	2,404	2,425
Full-time equivalent employees	20,798	20,789	20,888	21,206	21,334

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2012	September 2012	December 2011	Seq	Yr/Yr	December 2012	December 2011	Yr/Yr
Interest Income
Interest and fees on loans and leases	$891	$893	$911	—	(2%)	$3,574	$3,613	(1%)
Interest on securities	124	129	145	(4%)	(15%)	529	600	(12%)
Interest on other short-term investments	1	1	1	9%	(9%)	4	5	(24%)

Total interest income	1,016	1,023	1,057	(1%)	(4%)	4,107	4,218	(3%)

Interest Expense
Interest on deposits	51	52	65	(2%)	(22%)	216	352	(38%)
Interest on short-term borrowings	3	3	1	7%	NM	8	4	NM
Interest on long-term debt	63	65	75	(4%)	(17%)	288	305	(6%)

Total interest expense	117	120	141	(3%)	(17%)	512	661	(23%)

Net Interest Income	899	903	916	—	(2%)	3,595	3,557	1%

Provision for loan and lease losses	76	65	55	17%	38%	303	423	(28%)

Net interest income after provision for loan and lease losses	823	838	861	(2%)	(4%)	3,292	3,134	5%

Noninterest Income
Service charges on deposits	134	128	136	5%	(1%)	522	520	—
Corporate banking revenue	114	101	82	13%	38%	413	350	18%
Mortgage banking net revenue	258	200	156	29%	65%	845	597	41%
Investment advisory revenue	93	92	90	1%	3%	374	375	—
Card and processing revenue	66	65	60	2%	10%	253	308	(18%)
Other noninterest income	215	78	24	NM	NM	574	250	NM
Securities gains, net	2	2	5	—	(60%)	15	46	(67%)
Securities gains (loss), net—non-qualifying hedge son mortgage servicing rights	(2)	5	(3)	NM	NM	3	9	(71%)

Total noninterest income	880	671	550	31%	60%	2,999	2,455	22%

Noninterest Expense
Salaries, wages and incentives	416	399	393	4%	6%	1,607	1,478	9%
Employee benefits	96	79	84	22%	15%	371	330	12%
Net occupancy expense	76	76	79	—	(3%)	302	305	(1%)
Technology and communications	52	49	48	6%	10%	196	188	5%
Equipment expense	27	28	27	(2%)	(1%)	110	113	(3%)
Card and processing expense	31	30	28	5%	10%	121	120	1%
Other noninterest expense	465	345	334	35%	39%	1,374	1,224	12%

Total noninterest expense	1,163	1,006	993	16%	17%	4,081	3,758	9%

Income before income taxes	540	503	418	7%	29%	2,210	1,831	21%
Applicable income taxes	144	139	104	4%	38%	636	533	19%

Net Income	396	364	314	9%	26%	1,574	1,298	21%
Less: Net income attributable to noncontrolling interest	(3)	1	—	NM	NM	(2)	1	NM

Net income attributable to Bancorp	399	363	314	10%	27%	1,576	1,297	22%
Dividends on preferred stock	9	9	9	—	—	35	203	(83%)

Net income available to common shareholders	$390	$354	$305	10%	28%	$1,541	$1,094	41%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Interest Income
Interest and fees on loans and leases	$891	$893	$891	$898	$911
Interest on securities	124	129	135	141	145
Interest on other short-term investments	1	1	1	1	1

Total interest income	1,016	1,023	1,027	1,040	1,057
Taxable equivalent adjustment	4	4	4	5	4

Total interest income (taxable equivalent)	1,020	1,027	1,031	1,045	1,061

Interest Expense
Interest on deposits	51	52	55	58	65
Interest on short-term borrowings	3	3	2	1	1
Interest on long-term debt	63	65	75	83	75

Total interest expense	117	120	132	142	141

Net interest income (taxable equivalent)	903	907	899	903	920

Provision for loan and lease losses	76	65	71	91	55

Net interest income (taxable equivalent) after provision for loan and lease losses	827	842	828	812	865

Noninterest Income
Service charges on deposits	134	128	130	129	136
Corporate banking revenue	114	101	102	97	82
Mortgage banking net revenue	258	200	183	204	156
Investment advisory revenue	93	92	93	96	90
Card and processing revenue	66	65	64	59	60
Other noninterest income	215	78	103	175	24
Securities gains, net	2	2	3	9	5
Securities gains (loss), net—non-qualifying hedge son mortgage servicing rights	(2)	5	—	—	(3)

Total noninterest income	880	671	678	769	550

Noninterest Expense
Salaries, wages and incentives	416	399	393	399	393
Employee benefits	96	79	84	112	84
Net occupancy expense	76	76	74	77	79
Technology and communications	52	49	48	47	48
Equipment expense	27	28	27	27	27
Card and processing expense	31	30	30	30	28
Other noninterest expense	465	345	281	281	334

Total noninterest expense	1,163	1,006	937	973	993

Income before income taxes (taxable equivalent)	544	507	569	608	422
Taxable equivalent adjustment	4	4	4	5	4

Income before income taxes	540	503	565	603	418
Applicable income taxes	144	139	180	173	104

Net Income	396	364	385	430	314
Less: Net Income attributable to noncontrolling interest	(3)	1	—	—	—

Net income attributable to Bancorp	399	363	385	430	314
Dividends on preferred stock	9	9	9	9	9

Net income available to common shareholders	$390	$354	$376	$421	$305

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	December 2012	September 2012	December 2011	Seq	Yr/Yr
Assets
Cash and due from banks	$2,441	$2,490	$2,663	(2%)	(8%)
Available-for-sale and other securities (a)	15,207	15,402	15,362	(1%)	(1%)
Held-to-maturity securities (b)	284	287	322	(1%)	(12%)
Trading securities	207	205	177	1%	17%
Other short-term investments	2,421	1,286	1,781	88%	36%
Loans held for sale	2,939	1,802	2,954	63%	(1%)
Portfolio loans and leases:
Commercial and industrial loans	36,038	33,344	30,783	8%	17%
Commercial mortgage loans	9,103	9,348	10,138	(3%)	(10%)
Commercial construction loans	698	672	1,020	4%	(32%)
Commercial leases	3,549	3,549	3,531	—	—
Residential mortgage loans	12,017	11,708	10,672	3%	13%
Home equity	10,018	10,238	10,719	(2%)	(7%)
Automobile loans	11,972	11,912	11,827	1%	1%
Credit card	2,097	1,994	1,978	5%	6%
Other consumer loans and leases	290	294	350	(1%)	(17%)

Portfolio loans and leases	85,782	83,059	81,018	3%	6%
Allowance for loan and lease losses	(1,854)	(1,925)	(2,255)	(4%)	(18%)

Portfolio loans and leases, net	83,928	81,134	78,763	3%	7%
Bank premises and equipment	2,542	2,520	2,447	1%	4%
Operating lease equipment	581	542	497	7%	17%
Goodwill	2,416	2,417	2,417	—	—
Intangible assets	27	30	40	(10%)	(33%)
Servicing rights	697	679	681	3%	2%
Other assets	8,205	8,689	8,863	(6%)	(7%)

Total assets	$121,895	$117,483	$116,967	4%	4%

Liabilities
Deposits:
Demand	$30,023	$27,606	$27,600	9%	9%
Interest checking	24,477	22,891	20,392	7%	20%
Savings	19,879	20,624	21,756	(4%)	(9%)
Money market	6,875	5,285	4,989	30%	38%
Foreign office	885	1,059	3,250	(16%)	(73%)
Other time	4,015	4,167	4,638	(4%)	(13%)
Certificates—$100,000 and over	3,284	2,978	3,039	10%	8%
Other	79	78	46	1%	73%

Total deposits	89,517	84,688	85,710	6%	4%
Federal funds purchased	901	686	346	31%	NM
Other short-term borrowings	6,280	5,503	3,239	14%	94%
Accrued taxes, interest and expenses	1,717	1,588	1,469	8%	17%
Other liabilities	2,631	3,122	3,270	(16%)	(20%)
Long-term debt	7,085	8,127	9,682	(13%)	(27%)

Total liabilities	108,131	103,714	103,716	4%	4%
Equity
Common stock	2,051	2,051	2,051	—	—
Preferred stock	398	398	398	—	—
Capital surplus	2,758	2,733	2,792	1%	(1%)
Retained earnings	8,768	8,466	7,554	4%	16%
Accumulated other comprehensive income	375	468	470	(20%)	(20%)
Treasury stock	(634)	(398)	(64)	59%	NM

Total Bancorp shareholders’ equity	13,716	13,718	13,201	—	4%
Noncontrolling interest	48	51	50	(6%)	(4%)

Total Equity	13,764	13,769	13,251	—	4%

Total liabilities and equity	$121,895	$117,483	$116,967	4%	4%

(a) Amortized cost	$14,571	$14,641	$14,614	—	—
(b) Market values	284	287	322	(1%)	(12%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	882,152	897,467	919,804	(2%)	(4%)
Treasury	41,741	26,425	4,088	58%	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	December 2012	September 2012	June 2012	March 2012	December 2011
Assets
Cash and due from banks	$2,441	$2,490	$2,393	$2,235	$2,663
Available-for-sale and other securities (a)	15,207	15,402	15,552	16,093	15,362
Held-to-maturity securities (b)	284	287	305	321	322
Trading securities	207	205	200	195	177
Other short-term investments	2,421	1,286	1,964	1,628	1,781
Loans held for sale	2,939	1,802	1,863	1,584	2,954
Portfolio loans and leases:
Commercial and industrial loans	36,038	33,344	32,612	32,155	30,783
Commercial mortgage loans	9,103	9,348	9,662	9,909	10,138
Commercial construction loans	698	672	822	901	1,020
Commercial leases	3,549	3,549	3,467	3,512	3,531
Residential mortgage loans	12,017	11,708	11,429	11,094	10,672
Home equity	10,018	10,238	10,377	10,493	10,719
Automobile loans	11,972	11,912	11,739	11,832	11,827
Credit card	2,097	1,994	1,943	1,896	1,978
Other consumer loans and leases	290	294	308	321	350

Portfolio loans and leases	85,782	83,059	82,359	82,113	81,018
Allowance for loan and lease losses	(1,854)	(1,925)	(2,016)	(2,126)	(2,255)

Portfolio loans and leases, net	83,928	81,134	80,343	79,987	78,763
Bank premises and equipment	2,542	2,520	2,506	2,485	2,447
Operating lease equipment	581	542	511	495	497
Goodwill	2,416	2,417	2,417	2,417	2,417
Intangible assets	27	30	33	36	40
Servicing rights	697	679	736	767	681
Other assets	8,205	8,689	8,720	8,504	8,863

Total assets	$121,895	$117,483	$117,543	$116,747	$116,967

Liabilities
Deposits:
Demand	$30,023	$27,606	$26,251	$26,385	$27,600
Interest checking	24,477	22,891	23,197	23,971	20,392
Savings	19,879	20,624	22,011	22,245	21,756
Money market	6,875	5,285	4,223	4,275	4,989
Foreign office	885	1,059	1,265	1,251	3,250
Other time	4,015	4,167	4,261	4,446	4,638
Certificates—$100,000 and over	3,284	2,978	3,065	3,162	3,039
Other	79	78	—	56	46

Total deposits	89,517	84,688	84,273	85,791	85,710
Federal funds purchased	901	686	641	319	346
Other short-term borrowings	6,280	5,503	4,613	2,877	3,239
Accrued taxes, interest and expenses	1,717	1,588	1,491	1,436	1,469
Other liabilities	2,631	3,122	3,016	3,066	3,270
Long-term debt	7,085	8,127	9,685	9,648	9,682

Total liabilities	108,131	103,714	103,719	103,137	103,716
Equity
Common stock	2,051	2,051	2,051	2,051	2,051
Preferred stock	398	398	398	398	398
Capital surplus	2,758	2,733	2,752	2,803	2,792
Retained earnings	8,768	8,466	8,201	7,902	7,554
Accumulated other comprehensive income	375	468	454	468	470
Treasury stock	(634)	(398)	(83)	(62)	(64)
Total Bancorp shareholders’ equity	13,716	13,718	13,773	13,560	13,201
Noncontrolling interest	48	51	51	50	50

Total Equity	13,764	13,769	13,824	13,610	13,251

Total liabilities and equity	$121,895	$117,483	$117,543	$116,747	$116,967

(a) Amortized cost	$14,571	$14,641	$14,818	$15,341	$14,614
(b) Market values	284	287	305	321	322
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	882,152	897,467	918,913	920,056	919,804
Treasury	41,741	26,425	4,979	3,836	4,088

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2012	December 2011	December 2012	December 2011
Total equity, beginning	$13,769	$13,058	$13,251	$14,080
Net income attributable to Bancorp	399	314	1,576	1,297
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(82)	(34)	(73)	164
Qualifying cash flow hedges	(12)	(11)	(30)	13
Change in accumulated other comprehensive income related to employee benefit plans	1	(26)	8	(21)

Comprehensive income	306	243	1,481	1,454
Cash dividends declared:
Common stock	(88)	(74)	(325)	(257)
Preferred stock	(9)	(9)	(35)	(50)
Issuance of common stock	—	—	—	1,648
TARP repayment	—	—	—	(3,408)
Stock-based awards exercised, including treasury shares issued	(1)	—	(20)	1
Other	—	—	1	1
Redemption of preferred stock warrants issued under TARP CPP	—	—	—	(280)
Stock-based compensation expense	15	12	63	42
Shares acquired for treasury	(225)	—	(650)	—
Noncontrolling interest	(3)	21	(2)	21

Total equity, ending	$13,764	$13,251	$13,764	$13,251

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2012	September 2012	December 2011	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$34,311	$33,124	$29,954	4%	15%
Commercial mortgage loans	9,209	9,592	10,350	(4%)	(11%)
Commercial construction loans	697	751	1,155	(7%)	(40%)
Commercial leases	3,509	3,483	3,352	1%	5%
Residential mortgage loans	14,028	13,458	12,638	4%	11%
Home equity	10,129	10,312	10,810	(2%)	(6%)
Automobile loans	11,944	11,812	11,696	1%	2%
Credit card	2,029	1,971	1,906	3%	6%
Other consumer loans and leases	324	326	417	(1%)	(22%)
Taxable securities	15,187	15,005	15,270	1%	(1%)
Tax exempt securities	57	48	58	18%	(2%)
Other short-term investments	1,521	1,535	1,915	(1%)	(21%)

Total interest-earning assets	102,945	101,417	99,521	2%	3%
Cash and due from banks	2,442	2,368	2,418	3%	1%
Other assets	15,468	15,749	15,758	(2%)	(2%)
Allowance for loan and lease losses	(1,912)	(2,013)	(2,429)	(5%)	(21%)

Total assets	$118,943	$117,521	$115,268	1%	3%

Liabilities
Interest-bearing liabilities:
Interest checking	$23,556	$22,967	$19,263	3%	22%
Savings	20,216	21,283	21,715	(5%)	(7%)
Money market	6,026	4,776	5,255	26%	15%
Foreign office	1,174	1,345	3,325	(13%)	(65%)
Other time	4,094	4,224	4,960	(3%)	(17%)
Certificates—$100,000 and over	3,084	3,016	3,085	2%	—
Other	32	32	16	(2%)	94%
Federal funds purchased	794	664	348	20%	NM
Other short-term borrowings	4,553	4,856	3,793	(6%)	20%
Long-term debt	7,891	8,863	9,707	(11%)	(19%)

Total interest-bearing liabilities	71,420	72,026	71,467	(1%)	—
Demand deposits	29,223	27,127	26,069	8%	12%
Other liabilities	4,394	4,430	4,536	(1%)	(2%)

Total liabilities	105,037	103,583	102,072	1%	3%
Equity	13,906	13,938	13,196	—	5%

Total liabilities and equity	$118,943	$117,521	$115,268	1%	3%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.01%	4.08%	4.28%
Commercial mortgage loans	3.69%	3.76%	3.89%
Commercial construction loans	3.01%	2.83%	3.04%
Commercial leases	3.42%	3.62%	3.87%
Residential mortgage loans	3.94%	4.03%	4.16%
Home equity	3.72%	3.78%	3.87%
Automobile loans	3.46%	3.61%	4.27%
Credit card	9.96%	9.82%	9.66%
Other consumer loans and leases	50.06%	49.00%	36.95%

Total loans and leases	4.13%	4.21%	4.41%
Taxable securities	3.23%	3.41%	3.75%
Tax exempt securities	2.91%	3.29%	5.42%
Other short-term investments	0.28%	0.25%	0.24%

Total interest-earning assets	3.94%	4.03%	4.23%
Interest-bearing liabilities:
Interest checking	0.22%	0.21%	0.24%
Savings	0.14%	0.15%	0.23%
Money market	0.23%	0.22%	0.22%
Foreign office	0.27%	0.29%	0.25%
Other time	1.54%	1.59%	1.77%
Certificates—$100,000 and over	1.39%	1.49%	1.73%
Other	0.14%	0.13%	0.03%
Federal funds purchased	0.16%	0.13%	0.10%
Other short-term borrowings	0.21%	0.19%	0.10%
Long-term debt	3.19%	2.97%	3.09%

Total interest-bearing liabilities	0.65%	0.67%	0.79%
Ratios:
Net interest margin (taxable equivalent)	3.49%	3.56%	3.67%
Net interest rate spread (taxable equivalent)	3.29%	3.36%	3.44%
Interest-bearing liabilities to interest-earning assets	69.38%	71.02%	71.81%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2012	December 2011	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$32,911	$28,546	15%
Commercial mortgage loans	9,686	10,447	(7%)
Commercial construction loans	835	1,740	(52%)
Commercial leases	3,502	3,341	5%
Residential mortgage loans	13,370	11,318	18%
Home equity	10,369	11,077	(6%)
Automobile loans	11,849	11,352	4%
Credit card	1,960	1,864	5%
Other consumer loans and leases	340	529	(36%)
Taxable securities	15,262	15,334	—
Tax exempt securities	57	103	(45%)
Other short-term investments	1,495	2,031	(26%)

Total interest-earning assets	101,636	97,682	4%
Cash and due from banks	2,355	2,352	—
Other assets	15,695	15,335	2%
Allowance for loan and lease losses	(2,072)	(2,703)	(23%)

Total assets	$117,614	$112,666	4%

Liabilities
Interest-bearing liabilities:
Interest checking	$23,096	$18,707	23%
Savings	21,393	21,652	(1%)
Money market	4,903	5,154	(5%)
Foreign office	1,528	3,490	(56%)
Other time	4,306	6,260	(31%)
Certificates—$100,000 and over	3,102	3,656	(15%)
Other	27	7	NM
Federal funds purchased	560	345	62%
Other short-term borrowings	4,246	2,777	53%
Long-term debt	9,043	10,154	(11%)

Total interest-bearing liabilities	72,204	72,202	—
Demand deposits	27,196	23,389	16%
Other liabilities	4,462	4,189	7%

Total liabilities	103,862	99,780	4%
Equity	13,752	12,886	6%

Total liabilities and equity	$117,614	$112,666	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.10%	4.34%
Commercial mortgage loans	3.81%	3.99%
Commercial construction loans	2.99%	3.06%
Commercial leases	3.62%	3.99%
Residential mortgage loans	4.06%	4.45%
Home equity	3.79%	3.91%
Automobile loans	3.70%	4.67%
Credit card	9.79%	9.86%
Other consumer loans and leases	45.32%	25.77%

Total loans and leases	4.23%	4.52%
Taxable securities	3.45%	3.89%
Tax exempt securities	3.29%	5.41%
Other short-term investments	0.26%	0.25%

Total interest-earning assets	4.06%	4.34%
Interest-bearing liabilities:
Interest checking	0.22%	0.26%
Savings	0.17%	0.31%
Money market	0.22%	0.27%
Foreign office	0.27%	0.28%
Other time	1.59%	2.23%
Certificates—$100,000 and over	1.48%	1.97%
Other	0.13%	0.03%
Federal funds purchased	0.14%	0.11%
Other short-term borrowings	0.18%	0.12%
Long-term debt	3.17%	3.01%

Total interest-bearing liabilities	0.71%	0.92%
Ratios:
Net interest margin (taxable equivalent)	3.55%	3.66%
Net interest rate spread (taxable equivalent)	3.35%	3.42%
Interest-bearing liabilities to interest-earning assets	71.04%	73.92%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Assets
Interest-earning assets:
Commercial and industrial loans	$34,311	$33,124	$32,770	$31,421	$29,954
Commercial mortgage loans	9,209	9,592	9,873	10,077	10,350
Commercial construction loans	697	751	886	1,008	1,155
Commercial leases	3,509	3,483	3,471	3,543	3,352
Residential mortgage loans	14,028	13,458	13,059	12,928	12,638
Home equity	10,129	10,312	10,430	10,606	10,810
Automobile loans	11,944	11,812	11,755	11,882	11,696
Credit card	2,029	1,971	1,915	1,926	1,906
Other consumer loans and leases	324	326	349	366	417
Taxable securities	15,187	15,005	15,548	15,313	15,270
Tax exempt securities	57	48	62	59	58
Other short-term investments	1,521	1,535	1,558	1,363	1,915

Total interest-earning assets	102,945	101,417	101,676	100,492	99,521
Cash and due from banks	2,442	2,368	2,264	2,345	2,418
Other assets	15,468	15,749	15,835	15,734	15,758
Allowance for loan and lease losses	(1,912)	(2,013)	(2,121)	(2,246)	(2,429)

Total assets	$118,943	$117,521	$117,654	$116,325	$115,268

Liabilities
Interest-bearing liabilities:
Interest checking	$23,556	$22,967	$23,548	$22,308	$19,263
Savings	20,216	21,283	22,143	21,944	21,715
Money market	6,026	4,776	4,258	4,543	5,255
Foreign office	1,174	1,345	1,321	2,277	3,325
Other time	4,094	4,224	4,359	4,551	4,960
Certificates—$100,000 and over	3,084	3,016	3,130	3,178	3,085
Other	32	32	23	19	16
Federal funds purchased	794	664	408	370	348
Other short-term borrowings	4,553	4,856	4,303	3,261	3,793
Long-term debt	7,891	8,863	9,669	9,768	9,707

Total interest-bearing liabilities	71,420	72,026	73,162	72,219	71,467
Demand deposits	29,223	27,127	26,351	26,063	26,069
Other liabilities	4,394	4,430	4,462	4,627	4,536

Total liabilities	105,037	103,583	103,975	102,909	102,072
Equity	13,906	13,938	13,679	13,416	13,196

Total liabilities and equity	$118,943	$117,521	$117,654	$116,325	$115,268

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.01%	4.08%	4.13%	4.20%	4.28%
Commercial mortgage loans	3.69%	3.76%	3.81%	3.95%	3.89%
Commercial construction loans	3.01%	2.83%	3.05%	3.04%	3.04%
Commercial leases	3.42%	3.62%	3.68%	3.79%	3.87%
Residential mortgage loans	3.94%	4.03%	4.12%	4.17%	4.16%
Home equity	3.72%	3.78%	3.80%	3.85%	3.87%
Automobile loans	3.46%	3.61%	3.76%	3.99%	4.27%
Credit card	9.96%	9.82%	9.92%	9.43%	9.66%
Other consumer loans and leases	50.06%	49.00%	42.87%	40.13%	36.95%

Total loans and leases	4.13%	4.21%	4.26%	4.34%	4.41%
Taxable securities	3.23%	3.41%	3.48%	3.68%	3.75%
Tax exempt securities	2.91%	3.29%	5.02%	5.60%	5.42%
Other short-term investments	0.28%	0.25%	0.24%	0.26%	0.24%

Total interest-earning assets	3.94%	4.03%	4.08%	4.18%	4.23%
Interest-bearing liabilities:
Interest checking	0.22%	0.21%	0.22%	0.22%	0.24%
Savings	0.14%	0.15%	0.19%	0.21%	0.23%
Money market	0.23%	0.22%	0.22%	0.22%	0.22%
Foreign office	0.27%	0.29%	0.27%	0.26%	0.25%
Other time	1.54%	1.59%	1.60%	1.62%	1.77%
Certificates—$100,000 and over	1.39%	1.49%	1.50%	1.55%	1.73%
Other	0.14%	0.13%	0.13%	0.08%	0.03%
Federal funds purchased	0.16%	0.13%	0.15%	0.10%	0.10%
Other short-term borrowings	0.21%	0.19%	0.17%	0.12%	0.10%
Long-term debt	3.19%	2.97%	3.11%	3.41%	3.09%

Total interest-bearing liabilities	0.65%	0.67%	0.73%	0.79%	0.79%
Ratios:
Net interest margin (taxable equivalent)	3.49%	3.56%	3.56%	3.61%	3.67%
Net interest rate spread (taxable equivalent)	3.29%	3.36%	3.35%	3.39%	3.44%
Interest-bearing liabilities to interest-earning assets	69.38%	71.02%	71.96%	71.87%	71.81%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Average Loans and Leases
Commercial:
Commercial and industrial loans	$34,301	$33,111	$32,734	$31,371	$29,891
Commercial mortgage loans	9,193	9,567	9,810	10,007	10,262
Commercial construction loans	686	742	873	992	1,132
Commercial leases	3,509	3,481	3,469	3,543	3,351

Subtotal—commercial	47,689	46,901	46,886	45,913	44,636
Consumer:
Residential mortgage loans	11,846	11,578	11,274	10,828	10,464
Home equity	10,129	10,312	10,430	10,606	10,810
Automobile loans	11,944	11,812	11,755	11,882	11,696
Credit card	2,029	1,971	1,915	1,926	1,906
Other consumer loans and leases	306	314	326	345	402

Subtotal—consumer	36,254	35,987	35,700	35,587	35,278

Total average loans and leases (excluding held for sale)	$83,943	$82,888	$82,586	$81,500	$79,914

Average loans held for sale	2,237	1,941	1,920	2,257	2,364

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$36,038	$33,344	$32,612	$32,155	$30,783
Commercial mortgage loans	9,103	9,348	9,662	9,909	10,138
Commercial construction loans	698	672	822	901	1,020
Commercial leases	3,549	3,549	3,467	3,512	3,531

Subtotal—commercial	49,388	46,913	46,563	46,477	45,472
Consumer:
Residential mortgage loans	12,017	11,708	11,429	11,094	10,672
Home equity	10,018	10,238	10,377	10,493	10,719
Automobile loans	11,972	11,912	11,739	11,832	11,827
Credit card	2,097	1,994	1,943	1,896	1,978
Other consumer loans and leases	290	294	308	321	350

Subtotal—consumer	36,394	36,146	35,796	35,636	35,546

Total portfolio loans and leases	$85,782	$83,059	$82,359	$82,113	$81,018

Core business activity	2,910	1,758	1,803	1,467	2,816
Portfolio management activity	29	44	60	117	138

Total loans held for sale	2,939	1,802	1,863	1,584	2,954

Operating lease equipment	581	542	511	495	497

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	721	783	682	585	606
Commercial mortgage loans	325	324	319	319	286
Commercial construction loans	29	39	41	41	64
Commercial leases	179	180	184	171	166
Residential mortgage loans	62,465	62,428	61,631	60,384	57,126
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	63,719	63,754	62,857	61,500	58,248

Total loans and leases serviced	$153,021	$149,157	$147,590	$145,692	$142,717

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	December 2012	September 2012	June 2012	March 2012	December 2011
Tier I capital:
Bancorp shareholders’ equity	$13,716	$13,718	$13,773	$13,560	$13,201
Goodwill and certain other intangibles	(2,499)	(2,504)	(2,512)	(2,518)	(2,514)
Unrealized (gains) losses	(375)	(468)	(454)	(468)	(470)
Qualifying trust preferred securities	810	810	2,248	2,248	2,248
Other	33	38	38	38	38

Total tier I capital	$11,685	$11,594	$13,093	$12,860	$12,503

Total risk-based capital:
Tier I capital	$11,685	$11,594	$13,093	$12,860	$12,503
Qualifying allowance for credit losses	1,381	1,347	1,342	1,331	1,328
Qualifying subordinated notes	2,750	2,836	2,846	2,745	3,054

Total risk-based capital	$15,816	$15,777	$17,281	$16,936	$16,885

Risk-weighted assets (b)	$109,705	$106,858	$106,398	$105,412	$104,945

Ratios:
Average shareholders’ equity to average assets	11.65%	11.82%	11.58%	11.49%	11.41%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	10.65%	10.85%	12.31%	12.20%	11.91%
Total risk-based capital	14.42%	14.76%	16.24%	16.07%	16.09%
Tier I leverage	10.05%	10.09%	11.39%	11.31%	11.10%
Tier I common equity	9.51%	9.67%	9.77%	9.64%	9.35%

Fifth Third Bank
Tier I capital	11.27%	12.29%	12.72%	12.40%	12.02%
Total risk-based capital	12.74%	13.76%	14.19%	13.88%	13.61%
Tier I leverage	10.65%	11.44%	11.75%	11.51%	11.20%
Tier I common equity	11.28%	12.29%	12.72%	12.40%	12.02%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$34,301	$33,111	$32,734	$31,371	$29,891
Commercial mortgage loans	9,193	9,567	9,810	10,007	10,262
Commercial construction loans	686	742	873	992	1,132
Commercial leases	3,509	3,481	3,469	3,543	3,351
Residential mortgage loans	11,846	11,578	11,274	10,828	10,464
Home equity	10,129	10,312	10,430	10,606	10,810
Automobile loans	11,944	11,812	11,755	11,882	11,696
Credit card	2,029	1,971	1,915	1,926	1,906
Other consumer loans and leases	306	314	326	345	402

Total average loans and leases (excluding held for sale)	$83,943	$82,888	$82,586	$81,500	$79,914

Losses charged off:
Commercial and industrial loans	$(43)	$(39)	$(53)	$(60)	$(76)
Commercial mortgage loans	(23)	(32)	(28)	(37)	(53)
Commercial construction loans	(4)	(4)	(6)	(20)	(6)
Commercial leases	—	(1)	(8)	—	(1)
Residential mortgage loans	(25)	(28)	(38)	(38)	(38)
Home equity	(38)	(41)	(43)	(50)	(54)
Automobile loans	(14)	(13)	(13)	(16)	(20)
Credit card	(22)	(21)	(24)	(24)	(25)
Other consumer loans and leases	(8)	(9)	(6)	(8)	(7)

Total losses	(177)	(188)	(219)	(253)	(280)

Recoveries of losses previously charged off:
Commercial and industrial loans	7	10	7	6	14
Commercial mortgage loans	6	4	3	7	6
Commercial construction loans	—	—	6	2	2
Commercial leases	1	—	1	—	1
Residential mortgage loans	2	2	2	1	2
Home equity	4	4	4	4	4
Automobile loans	5	6	6	7	7
Credit card	3	3	6	4	4
Other consumer loans and leases	2	3	3	2	1

Total recoveries	30	32	38	33	41

Net losses charged off:
Commercial and industrial loans	(36)	(29)	(46)	(54)	(62)
Commercial mortgage loans	(17)	(28)	(25)	(30)	(47)
Commercial construction loans	(4)	(4)	—	(18)	(4)
Commercial leases	1	(1)	(7)	—	—
Residential mortgage loans	(23)	(26)	(36)	(37)	(36)
Home equity	(34)	(37)	(39)	(46)	(50)
Automobile loans	(9)	(7)	(7)	(9)	(13)
Credit card	(19)	(18)	(18)	(20)	(21)
Other consumer loans and leases	(6)	(6)	(3)	(6)	(6)

Total net losses charged off	$(147)	$(156)	$(181)	$(220)	$(239)

Net charge-off Ratios:
Commercial and industrial loans	0.42%	0.36%	0.57%	0.69%	0.82%
Commercial mortgage loans	0.70%	1.15%	1.04%	1.18%	1.82%
Commercial construction loans	1.91%	2.29%	(0.12%)	7.30%	1.37%
Commercial leases	(0.08%)	0.11%	0.87%	0.01%	(0.01%)
Residential mortgage loans	0.77%	0.90%	1.28%	1.39%	1.38%
Home equity	1.36%	1.43%	1.50%	1.76%	1.83%
Automobile loans	0.27%	0.22%	0.21%	0.33%	0.44%
Credit card	3.71%	3.49%	3.78%	4.18%	4.29%
Other consumer loans and leases	9.83%	9.11%	3.95%	5.51%	6.75%

Total net charge-off ratio	0.70%	0.75%	0.88%	1.08%	1.19%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,925	$2,016	$2,126	$2,255	$2,439
Total net losses charged off	(147)	(156)	(181)	(220)	(239)
Provision for loan and lease losses	76	65	71	91	55

Allowance for loan and lease losses, ending	$1,854	$1,925	$2,016	$2,126	$2,255
Reserve for unfunded commitments, beginning	$176	$178	$179	$181	$187
Provision for unfunded commitments	3	(2)	(1)	(2)	(6)

Reserve for unfunded commitments, ending	$179	$176	$178	$179	$181

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,854	$1,925	$2,016	$2,126	$2,255
Reserve for unfunded commitments	179	176	178	179	181

Total allowance for credit losses	$2,033	$2,101	$2,194	$2,305	$2,436

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$234	$309	$377	$358	$408
Commercial mortgage loans	215	263	357	347	358
Commercial construction loans	70	76	99	118	123
Commercial leases	1	5	3	8	9
Residential mortgage loans	114	126	135	135	134
Home equity	30	29	30	26	25
Automobile loans	—	—	1	1	—
Other consumer loans and leases	1	—	—	1	1

Total nonaccrual portfolio loans and leases	665	808	1,002	994	1,058
Restructured loans and leases—commercial (non accrual)	177	153	147	157	160
Restructured loans and leases—consumer (non accrual)	187	192	193	201	220

Total nonperforming portfolio loans and leases	1,029	1,153	1,342	1,352	1,438
Repossessed property	8	10	9	8	14
Other real estate owned	249	283	268	313	364

Total nonperforming assets (a)	1,286	1,446	1,619	1,673	1,816
Nonaccrual loans held for sale	25	38	55	110	131
Restructured loans—commercial (non accrual) held for sale	4	5	5	7	7

Total nonperforming assets including loans held for sale	$1,315	$1,489	$1,679	$1,790	$1,954

Restructured portfolio consumer loans and leases (accrual)	$1,655	$1,641	$1,634	$1,624	$1,612
Restructured portfolio commercial loans and leases (accrual)	$431	$442	$455	$481	$390

Ninety days past due loans and leases:
Commercial and industrial loans	$1	$1	$2	$2	$4
Commercial mortgage loans	22	22	22	30	3
Commercial construction loans	1	—	—	—	1
Commercial leases	—	—	—	—	—

Total commercial loans and leases	24	23	24	32	8

Residential mortgage loans	75	76	80	73	79
Home equity	58	65	67	74	74
Automobile loans	8	9	8	8	9
Credit card	30	28	24	29	30
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	171	178	179	184	192

Total ninety days past due loans and leases	$195	$201	$203	$216	$200

Ratios
Net losses charged off as a percent of average loans and leases	0.70%	0.75%	0.88%	1.08%	1.19%
Allowance for loan and lease losses:
As a percent of loans and leases	2.16%	2.32%	2.45%	2.59%	2.78%
As a percent of nonperforming loans and leases (a)	180%	167%	150%	157%	157%
As a percent of nonperforming assets (a)	144%	133%	125%	127%	124%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.19%	1.38%	1.62%	1.64%	1.76%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.49%	1.73%	1.96%	2.03%	2.23%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.48%	1.75%	1.99%	2.13%	2.32%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	December 2012	September 2012	June 2012	March 2012	December 2011
Income before income taxes (U.S. GAAP)	540	503	565	603	418
Add: Provision expense (U.S. GAAP)	76	65	71	91	55

Pre-provision net revenue	616	568	636	694	473

Net income available to common shareholders (U.S. GAAP)	390	354	376	421	305
Add: Intangible amortization, net of tax	2	2	2	3	3

Tangible net income available to common shareholders	392	356	378	424	308
Tangible net income available to common shareholders (annualized) (a)	1,559	1,416	1,520	1,705	1,222

Average Bancorp shareholders’ equity (U.S. GAAP)	13,855	13,887	13,628	13,366	13,147
Less: Average preferred stock	398	398	398	398	398
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	28	31	34	38	42

Average tangible common equity (b)	11,012	11,041	10,779	10,513	10,290

Total Bancorp shareholders’ equity (U.S. GAAP)	13,716	13,718	13,773	13,560	13,201
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Goodwill	(2,416)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(27)	(30)	(33)	(36)	(40)

Tangible common equity, including unrealized gains / losses (c)	10,875	10,873	10,925	10,709	10,346
Less: Accumulated other comprehensive income / loss	(375)	(468)	(454)	(468)	(470)

Tangible common equity, excluding unrealized gains / losses (d)	10,500	10,405	10,471	10,241	9,876
Add: Preferred stock	398	398	398	398	398

Tangible equity (e)	10,898	10,803	10,869	10,639	10,274

Total assets (U.S. GAAP)	121,895	117,483	117,543	116,747	116,967
Less: Goodwill	(2,416)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(27)	(30)	(33)	(36)	(40)

Tangible assets, including unrealized gains / losses (f)	119,452	115,036	115,093	114,294	114,510
Less: Accumulated other comprehensive income / loss, before tax	(577)	(720)	(698)	(720)	(723)

Tangible assets, excluding unrealized gains / losses (g)	118,875	114,316	114,395	113,574	113,787

Total Bancorp shareholders’ equity (U.S. GAAP)	13,716	13,718	13,773	13,560	13,201
Goodwill and certain other intangibles	(2,499)	(2,504)	(2,512)	(2,518)	(2,514)
Unrealized gains	(375)	(468)	(454)	(468)	(470)
Qualifying trust preferred securities	810	810	2,248	2,248	2,248
Other	33	38	38	38	38

Tier I capital	11,685	11,594	13,093	12,860	12,503

Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(810)	(810)	(2,248)	(2,248)	(2,248)
Qualifying noncontrolling interest in consolidated subsidiaries	(48)	(51)	(51)	(50)	(50)

Tier I common equity (h)	10,429	10,335	10,396	10,164	9,807

Common shares outstanding (i)	882	897	919	920	920

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	109,705	106,858	106,398	105,412	104,945

Ratios:
Return on average tangible common equity (a) / (b)	14.16%	12.83%	14.10%	16.22%	11.88%
Tangible equity (e) / (g)	9.17%	9.45%	9.50%	9.37%	9.03%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.83%	9.10%	9.15%	9.02%	8.68%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.10%	9.45%	9.49%	9.37%	9.04%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.57%	9.74%	9.84%	9.71%	9.41%
Tangible book value per share (c) / (i)	$12.33	$12.12	$11.89	$11.64	$11.25
Tier I common equity (h) / (j)	9.51%	9.67%	9.77%	9.64%	9.35%

Basel III—Estimates (Amounts in billions)

	December 2012	September 2012	June 2012
Tier I common equity (Basel I)	10.4	10.3	10.4
Add: Adjustment related to AOCI for AFS securities	0.5	0.5	0.5
All other adjustments	—	—	—

Estimated Tier I common equity under Basel III rules (a)	10.9	10.8	10.9
Estimated risk-weighted assets under Basel III rules (b)	123.7	120.3	119.4

Estimated Tier I common equity ratio under Basel III rules	8.78%	9.01%	9.17%

(a)	Tier I common equity under Basel III includes the unrealized gains and losses for AFS securities. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(b)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to residential mortgage, home equity, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; (4) Incremental capital requirements for stress VaR; and (5) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended December 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	386	341	80	31	65	903
Provision for loan and lease losses	(42)	(68)	(36)	(1)	71	(76)

Net interest income after provision for loan and lease losses	344	273	44	30	136	827
Total noninterest income	201	214	263	94	108	880
Total noninterest expense	(277)	(393)	(174)	(105)	(214)	(1,163)

Net income before taxes	268	94	133	19	30	544
Applicable income taxes (a)	(59)	(33)	(47)	(6)	(3)	(148)

Net income	209	61	86	13	27	396
Net income attributable to noncontrolling interest	—	—	—	—	(3)	(3)

Net income attributable to Bancorp	209	61	86	13	30	399
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	209	61	86	13	21	390

For the three months ended Septemberp, 30, 2012	Commercial Bankingg	Branch Bankingg	Consumer Lendingg	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	358	344	77	30	98	907
Provision for loan and lease losses	(45)	(71)	(38)	(3)	92	(65)

Net interest income after provision for loan and lease losses	313	273	39	27	190	842
Total noninterest income	183	203	212	107	(34)	671
Total noninterest expense	(271)	(405)	(167)	(109)	(54)	(1,006)

Net income before taxes	225	71	84	25	102	507
Applicable income taxes (a)	(43)	(25)	(30)	(9)	(36)	(143)

Net income	182	46	54	16	66	364
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	182	46	54	16	65	363
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	182	46	54	16	56	354

For the three months ended June 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	352	342	77	29	99	899
Provision for loan and lease losses	(61)	(69)	(49)	(2)	110	(71)

Net interest income after provision for loan and lease losses	291	273	28	27	209	828
Total noninterest income	177	205	189	98	9	678
Total noninterest expense	(269)	(401)	(166)	(112)	11	(937)

Net income before taxes	199	77	51	13	229	569
Applicable income taxes (a)	(36)	(27)	(18)	(5)	(98)	(184)

Net income	163	50	33	8	131	385
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	163	50	33	8	122	376

For the three months ended March 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	353	335	80	27	108	903
Provision for loan and lease losses	(76)	(86)	(54)	(3)	128	(91)

Net interest income after provision for loan and lease losses	277	249	26	24	236	812
Total noninterest income	177	190	211	97	94	769
Total noninterest expense	(288)	(394)	(162)	(110)	(19)	(973)

Net income before taxes	166	45	75	11	311	608
Applicable income taxes (a)	(24)	(16)	(27)	(4)	(107)	(178)

Net income	142	29	48	7	204	430
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	142	29	48	7	195	421

For the three months ended December 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	359	365	87	28	81	920
Provision for loan and lease losses	(88)	(92)	(56)	(1)	182	(55)

Net interest income after provision for loan and lease losses	271	273	31	27	263	865
Total noninterest income	144	205	157	88	(44)	550
Total noninterest expense	(270)	(387)	(171)	(104)	(61)	(993)

Net income before taxes	145	91	17	11	158	422
Applicable income taxes (a)	(13)	(32)	(6)	(4)	(53)	(108)

Net income	132	59	11	7	105	314
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	132	59	11	7	96	305

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended December 31, 2012, $4 million for the three months ended September 30, 2012, $4 million for the three months ended June 30, 2012, $5 million for the three months ended March 31, 2012, and $4 million for the three months ended December 31, 2011.